Exhibit 99.1

  NeoStem Announces Approval for Listing on American Stock Exchange Under Ticker Symbols NBS and NBS.U Starting Thursday August 9, 2007

  Concurrent with the Listing, NeoStem Announces Closing of a Public Offering for Over $5 Million and Completes a 1-for-10 Reverse Stock Split

    NEW YORK--(BUSINESS WIRE)--Aug. 9, 2007--NeoStem, Inc. (OTCBB:NEOI), the first company to specialize in the collection, processing and long term storage of stem cells from healthy adults for personal use in times of critical medical need, today announces its common stock and units have been approved to be listed on the American Stock Exchange under the ticker symbols--NBS and NBS.U--and will start trading August 9, 2007. The listing followed the completion of a public-offering in excess of $5 million and a one-for-ten reverse stock split.

    The listing on the American Stock Exchange is consistent with the Company's strategic mission to attract institutional investors and to provide long-term value for its shareholders.

    "We are extremely proud of our recent achievements and of surpassing yet another milestone for the benefit of our shareholders," said Robin Smith, M.D., Chairman and Chief Executive Officer of NeoStem. "It is an honor to be listed on the American Stock Exchange and to enjoy all the benefits of its long and storied history. We believe these recent developments will be major catalysts as we move forward into a position of leadership in the burgeoning market for stem cell therapies and services."

    The closing of this offering is the latest validation of NeoStem's high-growth business model focused on developing next generation services and therapies that have the potential to help millions of health-conscious individuals. The total offering comprises units at a price of $5 per unit. Each unit consists of one share of common stock and one-half a Class A warrant to purchase one-half a share of common stock. Thus, 1,000 units consist of 1,000 shares and warrants to purchase 500 shares of common stock.

    The Underwriter for the offering was Mercer Capital Ltd., members of the National Association of Securities Dealers, Inc.

    NeoStem's common stock, units and Class A warrants have been accepted for listing on the American Stock Exchange under the symbols "NBS", "NBS.U", and "NBS.WS" respectively, effective upon consummation of the initial closing of the offering. The CUSIP for the Common Stock is 640650305, the CUSIP for the Units is 640650206, and the CUSIP for the Warrants is 640650115.

    NeoStem's first-to-market competitive advantage uniquely positions the Company to capitalize on the hundreds of adult stem cell-based therapy clinical trials currently underway. As these stem cell-based therapies become available, NeoStem clients will be among the first to benefit from the life saving progress that has already been made for such debilitating conditions as cancer, heart disease, multiple sclerosis, lupus, and many others.

    About NeoStem, Inc.

    NeoStem is a biotechnology services company enhancing the delivery of adult stem cell therapeutics to health-conscious consumers. The Company is developing a nationwide network of adult stem cell collection centers, enabling people to donate and store their own stem cells with NeoStem for personal use years or decades later in times of critical medical need.

    The proprietary NeoStem technologies empower health-conscious consumers to help protect their future health by undergoing treatment with their own stem-cells - providing an accessible supply of healthy, genetically matched stem cells for use in the eventuality of illness.

    Currently underway are hundreds of stem cell-based research programs and clinical trials investigating the use of these non-controversial adult stem cells, such as those collected from donors under NeoStem's methods. As the nation's population ages and encounters serious age-related and congenital health issues, NeoStem has positioned itself as a leader in the fast-growing national trend toward personal "bio-insurance."

    The Company's non-capital intensive business plan is a service model that is completely scalable, thus minimizing risk levels ordinarily related to most long-term biopharmaceutical research and development. Under its strategic business plan, NeoStem has begun opening a nationwide network of adult stem cell collection facilities. Its stem cell collection systems will be located in existing physician offices and medical facilities, where the procedures and care can be administered by trusted personal doctors and medical professionals.

    For more information, please visit: www.neostem.com.

    For other information and resources about the Company, visit www.CFSG1.com or www.trilogy-capital.com/tcp/neostem/quote.html.

    Forward-Looking Statements

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the ability of NeoStem, Inc. ("the Company") to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the potential revenue growth of the Company's business. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; (iv) scientific and medical developments beyond the Company's control; (v) the Company's inability to obtain appropriate state licenses or any other adverse effect or limitations caused by government regulation of the business; and (vi) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings."

    Pursuant to an October 1, 2006 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG1") provides the Company with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement and received shares of NeoStem's common stock. Independent of CFSG1's receipt of cash or other compensation from the Company, CFSG1 may choose to purchase the common stock of the Company and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com.

    CONTACT: NeoStem, Inc.
             Robin Smith, Chief Executive Officer, 212-584-4180 rsmith@neostem.com www.neostem.com or
             Consulting for Strategic Growth 1
             Stanley Wunderlich/Daniel Stepanek, 800-625-2236
             Fax: 212-337-8089
             http://www.cfsg1.com
             or
             Financial Communications
             Trilogy Capital Partners
             Ryon Harms, 800-592-6067
             ryon@trilogy-capital.com